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                                                                     EXHIBIT 8.1

                        [VINSON & ELKINS LETTERHEAD]


                                 June 11, 1997


Drilex International Inc.
1515 Sommermeyer
Houston, Texas 77041


Gentlemen:

       You have requested our opinion with respect to certain federal income tax consequences of the merger of Baker Hughes Merger, Inc. ("Merger Sub"), a direct wholly owned subsidiary of Baker Hughes Incorporated ("Baker Hughes") with and into Drilex International Inc. ("Drilex") as hereinafter described (the "Merger"). Our opinion is based upon (i) the Agreement and Plan of Merger dated April 16,1997 among Baker Hughes, Merger Sub and Drilex (the "Merger Agreement")1/, (ii) the facts set forth in the Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") in connection with the Merger and (iii) the representations set forth in the Certificates of Drilex and Baker Hughes dated June 11, 1997 (the "Certificates").


                                   THE MERGER

       The Merger Agreement provides for the merger of Merger Sub with and into Drilex in accordance with the Delaware General Corporation Law. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Drilex shall continue as the Surviving Corporation and succeed to all of the assets and obligations of Merger Sub. At the Effective Time, each outstanding share of Drilex Common Stock (other than shares owned by Drilex as treasury stock, all of which will be canceled) will be converted into the number of shares of Baker Hughes Common Stock having a value equal to the Drilex Value. No fraction of a share of Baker Hughes Common Stock shall be issued, but in lieu thereof each holder of shares who would otherwise be entitled to a fraction of a share of Baker Hughes Common Stock shall be paid an amount in cash equal to such fractional share multiplied by the Baker Hughes Average Closing Price. No dissenters' rights are provided to the holders of shares of Drilex Common Stock. Each share of common stock of Merger





--------------------

(1/) Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
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Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

       The terms of the Merger Agreement were the result of arm's-length negotiations between representatives of Drilex and Baker Hughes. The business purposes for the Merger are set forth in the Proxy Statement/Prospectus.


                            STATEMENT OF AUTHORITIES

       Section 368(a)(1)(A) of the Code defines a "reorganization" to include a statutory merger or consolidation. Section 368(a)(2)(E) provides that a transaction otherwise qualifying under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction), and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

       Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(E), also includes the controlling corporation referred to in section 368(a)(2)(E). Section 368(c) provides that the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

       Section 368(a)(2)(F) of the Code provides generally that if two or more parties to a transaction described in section 368(a)(1) were investment companies (as defined in section 368(a)(2)(F)(iii) and (iv)) immediately before the transaction, then the transaction shall not be considered to be a reorganization with respect to any such investment company (and its shareholders). Section 368(a)(3) provides additional rules with respect to the reorganization of a corporation in a title 11 or similar case.

       Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation.

       Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of
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reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

       Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

       Section 361(c)(1) of the Code provides generally that no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of property in pursuance of the plan of reorganization.

       Treas. Reg. Section 1.368-1(b) provides that requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

       Treas. Reg. Section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the historic business of the acquired corporation or (ii) use a significant portion of the acquired corporation's historic business assets in a business, and that the continuity of business enterprise requirement is satisfied if the acquiring corporation continues the acquired corporation's historic business.

       In Revenue Procedure 77-37, 1977-2 Cum. Bull. 568, the Internal Revenue Service published operating rules used in considering requests for rulings involving reorganizations. Section 3.02 of Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Treas. Reg. Section 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring corporation (or a corporation in control thereof) on the part of the former shareholders of the acquired corporation which is equal in value, as of the effective date of the reorganization, to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the plan of reorganization will be considered in determining whether there is a 50% continuing interest through stock ownership as of the effective date of the reorganization. Revenue Procedure 77-37, by its terms, does not define, as a matter of law, the lower limits of continuity of interest. See, e.g., John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936); and United States v. Adkins-Phelps, Inc., 400 F.2d 737 (8th Cir. 1968).

       In Revenue Procedure 86-42, 1986-2 Cum. Bull. 722, the Internal Revenue Service set forth standard representations to be submitted as a prerequisite to the issuance of rulings on the tax consequences of a reorganization described in section 368(a)(1)(A) and section 368(a)(2)(E) of the Code, which to the extent relevant are substantially the same as the representations set forth in the Certificates. In Revenue Procedure 90-56, 1990-2 C.B. 639, the Internal Revenue Service
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stated that it will no longer issue advance rulings on whether a transaction constitutes a corporate reorganization within the meaning of section 368(a)(1)(A) of the Code, but did not revoke Revenue Procedure 86-42.


                                  CONCLUSIONS

       Accordingly, based upon the facts summarized above and the representations set forth in the Certificates, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement and that there are no other agreements, arrangements, or understandings among any of Baker Hughes, Merger Sub, Drilex or the stockholders of Drilex relating to the Merger other than those described or referenced in the Merger Agreement or the Registration Statement, it is our opinion that:

              (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

              (ii) each of Baker Hughes, Merger Sub and Drilex will be a party to the reorganization within the meaning of section 368(b) of the Code;

              (iii) no gain or loss will be recognized by a holder of Drilex Common Stock on the exchange of Drilex Common Stock for Baker Hughes Common Stock pursuant to the Merger (except to the extent of cash received in lieu of fractional shares of Baker Hughes Common Stock);

              (iv) the description of the material federal income tax consequences of the Merger set forth under the heading "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus included in the Registration Statement is accurate and complete in all material respects.

       We express no opinion as to any other federal income tax consequences of the Merger or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Merger which are not specifically addressed in the foregoing opinion.
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       We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our Firm under the heading "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus included in the Registration Statement.

                                                  Very truly yours,



                                                  VINSON & ELKINS L.L.P.